DATED August 13, 2014
FILED PURSUANT TO RULE 433
REGISTRATION NO. 333-195039
CATERPILLAR FINANCIAL SERVICES CORPORATION
MEDIUM-TERM NOTES, SERIES H, 1.250% NOTES DUE 2017

SUBJECT	FINAL PRICING DETAILS

Issuer:	Caterpillar Financial Services Corporation
Title of Securities:	Medium-Term Notes, Series H, 1.250% Notes Due 2017
Format:	SEC Registered-Registration Statement Number 333-195039
Trade Date:	August 13, 2014
Settlement Date (Original Issue Date):
August 20, 2014, which is the fifth business day following the Trade Date. Accordingly, purchasers who wish to trade the Medium-Term Notes on the date hereof or the next business day will be required, because the Medium-Term Notes will not initially settle in T+3, to specify an alternative settlement date at the time of such trade to prevent a failed settlement and should consult their own advisors.

Maturity Date:	August 18, 2017
Principal Amount:	$750,000,000
Price to Public (Issue Price):	99.950%
Dealers’ Commission:	0.250% (25 basis points)
All-in-price:	99.700%
Pricing Benchmark:	UST 0.875% Notes due July 15, 2017
UST Spot (Yield):	0.867%
Spread to Benchmark:	+ 40 basis points (0.400%)
Yield to Maturity:	1.267%
Net Proceeds to Issuer:	$747,750,000
Coupon:	1.250%
Interest Payment Dates:	Interest will be paid semi-annually on the 18th of February and August of each year, commencing February 18, 2015 (short first coupon) and ending on the Maturity Date
Day Count Convention:	30/360
Denominations:	Minimum denominations of $1,000 with increments of $1,000 thereafter
Joint Lead Managers & Bookrunners:	Barclays Capital Inc. (22.00%)
Citigroup Global Markets Inc. (23.00%)
J.P. Morgan Securities LLC (22.00%)
Co-Managers:	ANZ Securities, Inc. (3.00%)
BBVA Securities Inc. (3.00%)
BNP Paribas Securities Corp. (3.00%)
Deutsche Bank Securities Inc. (3.00%)
HSBC Securities (USA) Inc. (3.00%)
Lloyds Securities Inc. (3.00%)
Loop Capital Markets LLC (3.00%)
RBC Capital Markets, LLC (3.00%)
TD Securities (USA) LLC (3.00%)
The Williams Capital Group, L.P. (3.00%)
U.S. Bancorp Investments, Inc. (3.00%)
Billing and Delivery Agent:	Citigroup Global Markets Inc.
CUSIP:	14912L6D8
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll free at (888) 603-5847, Citigroup Global Markets Inc. toll free at (800) 831-9146 or J.P. Morgan Securities LLC collect at (212) 834-4533.